Exhibit 10.3

REPRESENTATION AGENCY AGREEMENT

THIS REPRESENTATION AGENCY AGREEMENT is hereby made and entered this 11th day of September 2020, between ELVICTOR GROUP INC a corporation duly registered, organised and existing under the laws of the U.S.A., established in Nevada, operating in New York, having its principal place of business at

30 Wall Street (8th Floor)

New York City NY 10005U.S.A.

(hereinafter referred to as “Principal”) as lawfully represented.

A N D

ELVICTOR CREW MANAGEMENT SERVICE LTD., a corporation duly registered, organized, operating and existing under the laws of Georgia, having its principal place of business at 32 Gogebadhvili Str., 6000 Batumi, Georgia, referred to as “Agent”.

WHEREAS the Principal emphasizes its activities inter-alia in providing crew services to owners of merchant vessels worldwide, as well as related Ship Managing Services, (Brokering, Agency, Shipchandling, Repairs etc).

WHEREAS the Principal wishes to appoint the Agent as such with specific abilities and within a certain territory towards the promotion of the Principal’s business, activities and interest in the field of Crew and Ship Management.

NOW THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows :

1.	Territory

The Principal hereby appoints the Agent as its Agent/Representative and the Agent accepts such appointment for the territory of Georgia (hereinafter called “the Territory).

2.	Good Faith and Fair Dealing

2.1	In carrying out their obligations under this agreement the parties will act in accordance with the principles of Good Faith and Fair Dealing as same are defined by either any applicable law or the international law.

2.2	The provisions of this agreement, as well as any statements made by the parties therewith shall be accordingly interpreted in good faith and without prejudice.

3.	Agent’s functions and obligations.

3.1	The Agent will use his best efforts to promote the business, activities and interests of the Principal in the Territory.

3.2.1	For Crew Manning, the Agent shall use its best efforts to screen and evaluate any and all crew members so as to ensure that those who are employed, are fully qualified, competent, experienced and licensed for their rank and the service required, in accordance with the Company’s Policy Plan hereby attached (Schedule 1) and as per STCW’2010 directives and/or any particular requirement from Owners/Vessel.

3.2.2	The Agent prior to engagement, shall arrange and ensure that each seaman has passed a medical examination including Drug and Alcohol Testing, with a qualified doctor, certifying that he is fit for the duties for which the seaman is engaged, that he is free of existing or pre existing chronic disease and that he is in possession of a valid medical certificate at the time of embarkation. The Agent in particular, shall ensure that each seaman will have to undergo the following strict medical examinations and obtain a medical certificate :

Obligatory

1.	Complete Physical Examination
2.	Blood Count and Blood Type
3.	Urine Analysis
4.	Dental and Optical Check Up
5.	Chest X-Ray (for detection of Tuberculosis)
6.	Routine Stool Examination (for detection of Gastro disease)
7.	Ishihara Test (Deck Officers and Crew)
8.	Psychological Appraisal
9.	Drug and Alcohol Test.

Optional

To be determined on a case to case basis (ship by ship) and subject that Agent will receive specific/written advice to proceed.

3.2.3	The Agent shall provide complete preparation for the employment and travelling requirements from the country of origin of all crew being employed to the place of employment or to the place of their embarkation and shall ensure and facilitate their lawful and timely departure for travelling to the place of employment and/or embarkation.

3.2.4	The Agent shall fill in the “Check List” form of candidates’ and “Past Record” (as per Schedule 2) provided upon proposing any crew for employment. On each crew’s joining and not later than approximately five (5) days prior to the departure date, the Agent shall forward to the Principal by courier or similar means of transportation, the originals of the “Check List” and “Past Record” forms properly and fully completed and documented, along with each seaman’s Contract of Employment, including copies of full Certificates/Licenses duly certified and as per vessel’s flag requirements and travel documents.

3.2.5	The Agent shall ensure that in accordance with the Principal requirements, the applicable requirements of the law of the vessel’s flag state are satisfied in respect of :

3.2.5.1	The rank qualification and certification of the crew.

3.2.5.2	Employment regulations

3.2.5.3	All necessary formalities for the issuance of crew documentation, in accordance with the vessel’s flag requirements, and MLC 2006 Regulations.

3.2.5.4	Port Authorities’ regulations

3.2.5.5	Flag state controls

3.2.5.6	Classification surveys or any other major inspections

3.2.6	The Agent will have to use the following pattern/list when sending candidate crew to the Principal:

1.	Rank
2.	Surname
3.	Name
4.	Father
5.	Date of Birth / Place of Birth
6.	Seaman’s Book Number / Place of Issue

Date of Issue / Date of Expiry

7.	Passport Number / Place of Issue

Date of Issue / Date of Expiry

8.	Certificate of Competency: Kind Number
9.	Endorsement of Certificate: Expiry Date:
10.	Flag License: Kind: Date of Issue: Date of Expiry:
11.	English Level:
12.	U.S.A. Visa Valid upto:
13.	Miscellaneous Documents:
14.	Sea Service: (as per “Past Records” form lay out)
15.	References: (as per “Past Records” form lay out)

3.2.7	The Agent in case of any crew disembarkation due to unfit or disciplinary reasons or in case of the termination of the seaman’s contract, due to illness or injury or death, shall advise the Principal as regards the assignment or termination of the seaman’s contracts of employment, range of payments and conditions of employment. The Agent if necessary, shall assist the Master to respond to any differences and difficulties or disputes which may arise with the crew. In case of urgency and subject to Master’s request, the Agent shall co-ordinate and co-operate directly with the Master regarding any crew matters.

3.2.7	Upon request of the Principal, the Agent is obliged to send one of his representatives (Port Captain or Super-Intendent Engineer) to attend to any crew matters on board any vessel ldwide. Expenses incurred will be borne by the Principal.

3.2.8	The Agent shall exercise his utmost diligence to evaluate continuously and provide the Principal with current advice of any alterations in the local working conditions and the availability of officers and unlicensed crew members in the Territory, in order to be able to advise the Principal on all matters pertaining to the recruitment of personnel to carry out efficiently and effectively his duties.

3.2.9	The Agent for and on behalf of the Shipowner, shall sign as Agent only, the Seafarer’s individual Employment Contract, but the Agent will not be responsible for the Seafarer’s wages payment, which is decided and paid directly onboard from the Shipowner.

3.2.10	In case of any crew repatriation due to unfit or disciplinary reasons, wages due to seaman upto the date of repatriation may serve to cover such costs. However, in cases that this cannot be done, the Agent to bear the costs of seaman’s repatriation and his substitute’s ticket.

3.2.11	The terms of this Agreement will also automatically apply for the crew of all the vessels which are manned by the Agent and that no particular or special Crew Manning Agency Agreement has been signed.

3.3	The Agent shall use its best efforts to deal with any other related Ship Management activities either locally or regionally pertinent but not limited to Ship Management, Chartering, Ship Agency, Bunkering, Brokering etc.

3.4	The Agent will submit the Principal duly and promptly with invoices fully documented with the relevant supporting documents, as regards the monthly payments and /or itemized disbursements.

Any failure of the Agent to comply with its obligations as hereinabove described, will result in the immediate suspension of Agent’s agency fees for said seamen while these documents are pending or missing.

3.5	The Agent will keep the Principal fully and promptly advised and informed, as regards to any claim or legal actions filed or pending.

3.6	The Agent will accept services of processed subpoena and other legal orders, emanating from duly constituted government entities in the Territory and at the Principal’s expenses, but always subject to the Principal’s approval for the employment of the local counsel, in order to take such other legal actions, as may be necessary to defend on the Principal’s behalf any disputes whatsoever arising out of this Agreement.

3.7	The Agent accepts that the Principal is the sole, full and absolute owner of the “ELVICTOR” logo and that during the period of this Agreement, the Agent is specifically allowed by the Principal only to use the logo of “ELVICTOR”, without acquiring or having, either directly or indirectly, any propriety rights on it. The general use of the above logo will be effected upon the strict and absolute instructions of the Principal, having the legal copyrights.

3.8	The Agent confirms and warrants that its services will be effected through its premises, having all the facilities, being fully computerised, under the supervision of a skilled and well educated personnel, thus, providing high standards of office functions and office personnel.

4	The Principal’s functions and obligations for Crew Manning/Management

4.1	The Principal shall have to contact the Owners and sign all necessary documents concerning Georgian Crew Manning.

4.2	The Principal shall ensure that in cases of termination of the contract of employment of any crew members, the master shall submit to the Agent his official reports, in connection with the facts that caused the termination of crewmember services, and more particularly.

4.2.1	Any log book extracts.
4.2.2	The Master’s report countersigned by departmental officer.
4.2.3	A copy of the relevant entry in the vessel’s Articles.
4.2.4	Any other document reasonably required.

4.3	The Principal, if necessary, shall assist the Master to respond to any differences, difficulties or disputes which may arise with the crew.

4.4.	The Principal through the Master, shall provide the officers and crew of each vessel victualling allowances in accordance with the international re-accepted maritime standards and practices.

4.5	The Principal will seek for, attend and be promptly advised by the Owners that any and all medical and hospitalization treatment of officers and crew, is covered by the Owner’s protection and indemnity association. Sick or injured crewmembers are entitled to hospitalization and/or medical treatment at the Owner’s expenses under established international maritime practices. Compensation for death and injury shall be handled according to the terms of Crew Employment Contracts.

4.6	The Principal hereby explicitly confirms and stipulates that such medical assistance and/or repatriation, does not apply in the case of :

4.6.1	Chronic disease which was existing or pre-existing prior to joining the vessel and which could have been detected at the time of the pre-employment medical examination.

4.6.2	Pregnancy (for female crew on passenger vessels). No crewmember who is pregnant, shall be supplied to the vessel and any crewmember who becomes pregnant after joining, will be repatriated as soon as possible at her own expenses.

4.6.3	Illness, injury or other disability caused by drunkness of the seaman or his deliberate or illegal action/behaviour.

4.7	The Principal will decide, solely and absolutely, the number of the composition of the crew onboard the vessel.

4.8	The Principal agrees and undertakes to pay to the Agent an Agency fee of USD 25.- per seaman per month, a Recruitment fee of USD 70.- per seaman per contract and any administrative expenses (with documented evidences/vouchers)

5.	The Principal shall provide expertise knowledge to all other Ship Management related matters and is solely responsible for relevant decision making with possible consultation of Owners if necessary.

6.	Term of the Agreement / Termination / Breach

6.1	This Agreement enters into force on the 11th September 2020 and shall remain in force until 10th September 2022.

6.2	This Agreement shall be automatically renewed for 1 (one) year, unless terminated by either party by notice given in writing by means of communication, ensuring evidence and date of receipt (e.g. registered mail, courier, etc), not less than three (3) months before the date of its expiry.

6.3	In case that each party, failed to meet their obligations under this Agreement for any reason within their control, the other party may give a thirty (30) day’s notice in writing, by means of communication ensuring evidence and date of receipt (e.g. registered mail, courier, etc), requesting to remedy it as soon as practically possible. In the event that the failing party does not remedy it within a reasonable time to the satisfaction of the other, then the notifying party will be entitled to terminate the Agreement with immediate effect by notice in writing.

6.4	Either party has the right to cancel this Agreement with immediate effect if the other party should enter into liquidation proceedings, either voluntarily or compulsorily, or become insolvent or enter into composition proceedings or if a distress or execution be levied on the goods and effects of either party or either party should enter into receivership or reorganisation.

6.5	On termination of the Agreement, the Agent shall return to the Principal all documents, papers, data, key person contacts list and other material embodying information, pertaining to the services granted by the Agent. Furthermore, the Agent shall immediately discontinue any and all use of the ELVICTOR logo.

6.6	The termination of this Agreement shall be without prejudice to all rights and obligations accrued between the parties prior to the date of termination.

7	Miscellaneous provisions

7.1	Any communication and all notices, may be sent by telex or telefax or delivered by registered mail or by hand, to the Principal and the Agent in their addresses, as described hereinbelow :

For	For
ELVICTOR GROUP INC	ELVICTOR CREW MANAGEMENT SERVICE LTD
(the Principal)	(the Agent)
30 Wall Street (8th Floor)	32 Gogebadhvili Str, Office 2
New York City NY 10005	Batumi
U.S.A.	Georgia

7.2	The terms of this Agreement will also automatically apply for the crew of all the vessels which are manned by the Agent and that no particular or special Crew Manning Agency Agreement has been signed.

8. Applicable Law/Arbitration

8.1	This Agreement is to be governed and construed in accordance with Georgian law.

8.2	Any dispute arising out of or in connection with this Agreement, will be resolved amicably by the parties, through discussions and negotiations on a non prejudice basis. Failing this procedure, any and all disputes arising out of this Agreement, shall be decided by arbitration in London.

8.3	The award rendered by the Arbitration panel shall be final and binding upon the parties and may, if necessary, be enforced by the Court or any other competent authority in the same manner as a judgement in the Court of Justice.

9. Modifications/Nullity/Assignment/General

9.1	Any term, clause or condition of this Agreement can be changed, amended, modified, deleted or revoked only upon the mutual written consent of both parties.

9.2	If any provision or clause of this Agreement is found to be null or non enforceable by the Court of competent jurisdiction, the Agreement will not be invalidated but (i) the Agreement will be construed itself to limit the application of such provision or clause to the extent necessary to make the Agreement valid and enforceable, or (ii) if the Court determines that such a limitation cannot be made, such provision of clause will be omitted (in either case the Agreement will be construed as a whole to effect, as closely as practicable the original intent of the parties). However, if for good cause, either party would not have entered into the Agreement, knowing the interpretation of the Agreement resulting from the foregoing, the Agreement itself shall be null and void.

9.3	All parties’ correspondence shall be held in the English language exclusively and any document not being in English, should be translated at the expense of the sender thereof prior to its dispatch.

9.4	Failure on occasion by either party to enforce any terms of condition of the Agreement, will not prevent enforcement in any other occasion.

9.5	All notices will be effective when received in writing to the respective addresses of the parties or by means of cable, telex or facsimile transmissions to the numbers to be so allocated in writing between the parties. Any notice of change may be given in writing by either party within a reasonable time in advance.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate, the parties taking one copy each, this 11th day of September 2020.

For and on behalf of
ELVICTOR GROUP INC
(The Principal)
Stavros C. Galanakis
President

For and on behalf of
ELVICTOR CREW MANAGEMENT SERVICE LTD
(The Agent)

Soslan Chkhaidze
CEO